Nicor Inc.
Form 8-K
Exhibit 10.2

Amendment To
Nicor Inc. Salary Deferral Plan

(As in Effect on October 3, 2004, for Pre-2005 Benefits)

WHEREAS, Nicor Inc. (the “Company”), previously established and maintains the Nicor Inc. Salary Deferral Plan as in effect of October 3, 2004 for pre-2005 benefits (the “Plan”); and

WHEREAS, the provisions of the Plan in effect on October 3, 2004 apply to those amounts that were earned and vested under the Plan within the meaning of Treas. Reg. §§1.409A-6(a) as of December 31, 2004, as well as the interest earned thereon (“Grandfathered Benefits”); and

WHEREAS, the terms applicable to the Grandfathered Benefits have not been materially modified within the meaning of Treas. Reg. §§1.409A-6(a)(1) and (4) on or after October 3, 2004; and

WHEREAS, the Company now desires to revise the administrative provisions of the Plan as in effect on October 3, 2004, and that such amendment not be a material modification of the Plan terms applicable to Grandfathered Benefits, within the meaning of Treas. Reg. §§1.409A-6(a)(1) and (4);

NOW, THEREFORE, pursuant to the power reserved to the Company by subsection 8.1 of the Plan, the Plan be and hereby is amended in the following particulars, effective as of January 1, 2008:

1.               By substituting the following for Subsection 3.3 of the Plan.

“3.3           Interest Yield.  The applicable “Interest Yield” for any date in any calendar quarter shall be equal to:

(a)
for any portion of the Account balance to be determined on the basis of the Termination Interest Yield, the applicable Interest Yield shall be 100% of the Bond Rate for the next preceding calendar quarter (or other time period deemed appropriate by the Committee); and

(b)
for any portion of the Account balance to be determined on the basis of the Retirement Interest Yield, the applicable Interest Yield shall be 130% of the Bond Rate for the next preceding calendar quarter (or other time period deemed appropriate by the Committee).

The “Bond Rate” for any calendar quarter (or other time period deemed appropriate by the Committee) shall be the composite average yield of industrial and public utility bonds, rated Aaa through Baa for that period, as determined from Mergent Bond Record published monthly by Mergent FIS, Inc. (or any successor thereto) or, if such yield is no longer available, a substantially similar average selected by the Committee.”

2.	By substituting the following for Subsection 5.11 of the Plan:

“5.11         Beneficiary.  Each Participant from time to time, by signing a form furnished by the Committee, may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits under the Plan are to be paid if he dies before he receives all of his benefits (“Beneficiary”).  A beneficiary designation form will be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all beneficiary designation forms filed earlier.  If more than one Beneficiary has been designated, the balance in the Participant’s Account shall be distributed to each such Beneficiary per capita.  Except as otherwise specifically provided in this subsection 5.11, if a deceased Participant failed to designate a Beneficiary as provided above, or if no designated Beneficiary survives the Participant or dies before complete payment of the Participant’s benefits, then his benefits shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and any designated Beneficiary.”

3.	By substituting the following for Section 6 of the Plan:

“SECTION 6
Claims Procedures

Any claim for benefits under the Plan shall be governed by and submitted pursuant to the rules established under the Nicor Claims Procedures for Nonqualified Plans, as such are in effect from time to time.  The decision of the Committee shall be conclusive, final and binding in all respects on both the Company and the claimant.  Benefits shall be paid only if the Committee determines that the claimant is entitled to them.”

4.	By substituting the following for Section 7 of the Plan:

“SECTION 7
Committee

        7.1             Membership.  The authority to manage and control the operation and administration of the Plan shall be vested in the Compensation Committee of the Company’s Board of Directors (the “Committee”).  Except as otherwise specifically provided in this Section 7, in controlling and managing the operation and administration of the Plan, the Committee shall act by the concurrence of a majority of its then members by meeting or by writing without a meeting.  The Committee, by unanimous written consent, may authorize any one of its members to execute any document, instrument or direction on its behalf.

7.2             Powers of Committee.  Subject to the conditions and limitations of the Plan, the Committee shall have the sole and complete authority and discretion to:

(a)	Conclusively interpret and construe the provisions of the Plan and to remedy ambiguities, inconsistencies and omissions of whatever kind or nature;

(b)
Adopt, and apply in a uniform and nondiscriminatory manner to all persons similarly situated, such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan, and as are consistent with the provisions of the Plan;

(c)
Conclusively determine all questions arising under the Plan, including the power to determine rights or eligibility of employees or former employees, and the respective benefits of Participants and others entitled thereto;

(d)	Maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

(e)	Direct all benefit payments under the Plan;

(f)	Furnish the Company and its subsidiaries with such information with respect to the Plan as may be required by them for tax or other purposes;

(g)
By unanimous action of the members then acting, employ agents and counsel (who also may be employed by the Company and its subsidiaries or a trustee) and to delegate to them, in writing, such powers as the Committee considers desirable;

(h)	Correct any defect or omission and to reconcile any inconsistency in the Plan, and to remedy any error in any payment made hereunder; and

(i)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion.  Any interpretation of the Plan by the Committee and any decision made by it under the Plan is conclusive, final and binding on all persons.

7.3             Delegation by Committee.  The Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked at any time.

7.4             Information to be Furnished to Committee.  The Company and participating subsidiaries shall furnish the Committee such data and information as it may require.  The records of the Company and participating subsidiaries as to an employee’s or Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment and compensation amounts shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

7.5             Committee’s Decision Final.  To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the

Committee in good faith is binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.  Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid only if the Committee, in its discretion, determines that the applicant is entitled to them.

7.6             Liability and Indemnification of the Committee.  No member of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or participating subsidiaries be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or participating subsidiaries.  The Committee and the individual members thereof shall be indemnified by the Company or participating subsidiary against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members by reason of the performance of a Committee function under the terms of this Plan unless such liability, loss, cost or expense arises due to his own fraud or willful misconduct.  This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.  For purposes of this subsection 7.6, the term “Committee” includes both the Committee and members of the compensation committee of the Participant’s employer.”

        5.               By substituting the phrase “While the Committee expects and intends the Company to continue the Plan, the Committee reserves the right, at any time and in any way, to amend, suspend or terminate the Plan, subject to the following:” for the phrase “The Company may, at any time, amend or terminate the Plan, subject to the following:” where such latter phrase appears in the first sentence of Section 8.1 of the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed on its behalf by its duly authorized representative as of this    25    day of       July      , 2008.

NICOR INC.

By:/s/ CLAUDIA J. COLALILLO
Its: Senior Vice President Human Resources
      and Corporate Communications